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Exhibit 16

               [LETTERHEAD OF PRICE WATERHOUSE LLP APPEARS HERE]



September 1, 1994

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Dear Sirs:

We have read Item 4 of Scott Paper Company's Form 8-K dated September 1, 1994 and are in agreement with the statements contained in paragraph 4(a) therein.

Yours very truly,

/s/ Price Waterhouse LLP

Price Waterhouse LLP